Exhibit 5.1
Thomas A. Coll
+1 858 550 6013
collta@cooley.com

May 9, 2024

Regulus Therapeutics Inc.
4224 Campus Point Court, Suite 210
San Diego, CA 92121

Ladies and Gentlemen:

We have acted as counsel to Regulus Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $50,000,000 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, pursuant to the Registration Statement on Form S-3 (File No. 333-276287) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Prospectus”). The Shares are to be sold by the Company in accordance with that certain Sales Agreement, dated December 12, 2018, by and between the Company and H.C. Wainwright & Co., LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Agreement, (c) the Company’s certificate of incorporation and bylaws, each as currently in effect, and (d) such other documents, records, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery, of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed that each sale of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), that no more than 25,000,000 Shares will be sold under the Agreement pursuant to the Prospectus and (iii) that the price at which the Shares are sold will equal or exceed the par value of the Shares. We express no opinion to the extent that future issuances of securities of the Company, anti-dilution adjustments to outstanding securities of the Company or other matters cause the number of shares of Common Stock issuable under the Agreement to exceed the number of shares of Common Stock available for issuance by the Company.

Our opinion herein is expressed solely with respect to the DGCL. We express to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the qualifications set forth herein, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the
Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com

Regulus Therapeutics Inc.

Page Two
Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Quarterly Report on Form 10-Q to be filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By: /s/ Thomas A. Coll
Thomas A. Coll

Cooley LLP 10265 Science Center Drive San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com